Exhibit 23.2

CONSENT OF WOOD GROUP USA INC.

I, Edwin Peralta, on behalf of Wood Group USA Inc. (“Wood”), consent to the inclusion in this Annual Report on Form 10-K of NOVAGOLD RESOURCES INC., which is being filed with the United States Securities and Exchange Commission, of references to Wood’s name and to the use of the technical report summary titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA”, with a report date of November 30, 2025 (“2025 S-K 1300 Report”) and filed on January 22, 2026, and the information derived from the 2025 S-K 1300 Report for which Wood is responsible, including any quotation from or summarization of the 2025 S-K 1300 Report for which Wood is responsible.

I also consent to the incorporation by reference in NOVAGOLD RESOURCES INC.’s registration statements on Form S-3 (File No. 333-286696) and Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083; 333-171630, 333-197648 and 333-239776) of the references to Wood’s name and the use of the 2025 S-K 1300 Report and the information derived from the 2025 S-K 1300 Report for which Wood is responsible, including any quotation from or summarization of the 2025 S-K 1300 Report for which Wood is responsible, which are included in the Annual Report on Form 10-K.

Dated this 22nd day of January 2026

On behalf of Wood Group USA Inc.

By: /s/ Edwin Peralta_________

Name: Edwin Peralta

Title: Technical Director Mining & Geology and

Authorized signor for Wood Group USA Inc.